Exhibit 10.18
Your Offer Letter
January 21, 2025
Jun Hyung Lee
[***]
Re: Employment Terms
Dear Jun:
NerdWallet, Inc. (“NerdWallet” or the “Company”) is pleased to offer you employment in the position of Chief Financial Officer, an exempt position. Subject to all conditions imposed in this offer letter, your start date will be as of April 1, 2025 (“Start Date”).
You will be responsible for the duties outlined in your job description/architecture and will report to Tim Chen, Chief Executive Officer. You will work remotely from New Jersey, where you reside. You are expected to work from New Jersey absent advance authorization provided by your manager. To the extent your employment is governed by state law, the law of New Jersey will apply.
Of course, the Company may change your position, duties, and work location from time to time at its discretion. During the term of your employment, you shall devote your time, skill, and attention to your duties and responsibilities and shall perform them faithfully, diligently, and competently. In addition, you shall comply with the operating policies, procedures, and practices of the Company in effect during your employment.
This offer will be contingent upon a background check clearance (including criminal and credit history), satisfactory reference check, documentary evidence of your identity and eligibility for employment in the United States within three (3) business days of your date of hire, or our employment relationship with you may be terminated. By accepting this offer, you agree to provide any documentation or information at the Company’s request to facilitate these processes.
Compensation
You will receive an annual salary of $500,000, less payroll deductions and withholdings, payable on the Company’s ordinary semi-monthly payroll cycle on the 15th and last day of the month. As an exempt salaried employee, you will be expected to work the Company’s normal business hours as well as additional hours as required by the nature of your work assignments, and you will not be entitled to overtime compensation. Compensation and Benefits, as described here and in the following paragraphs, is generally reviewed annually and subject to adjustment.
Benefits
During your employment, you will be eligible to participate in the standard benefits plans offered to similarly situated employees by the Company from time to time, subject to plan terms and generally applicable Company policies. This includes being covered by the NerdWallet Change of Control and Severance Policy, which applies to the Company’s other senior executives, a copy of which is attached for your execution. The Company may change compensation and benefits from time to time in its discretion.

Equity
For 2025 you will be provided equity compensation with a target value of $2,500,000. Half of the award ($1,250,000) will be provided in the form of restricted stock units (RSUs) and the other half of the award ($1,250,000) will be provided in the form of stock options, with the exercise price set at NerdWallet’s share price on the date of grant. Specifically, subject to approval by the Company's Board of Directors (the “Board”), you will be granted:
a.     Restricted stock units (“RSUs”) with a grant-date value of $1,250,000 (the “RSU Award”), calculated using the Company's valuation in accordance with the Company's policies then in effect. The RSU Award will be governed by the terms and conditions of the Restricted Stock Unit Award Agreement (which you are required to sign) and the Company's 2021 Equity Incentive Plan (The “Plan”). Your RSU Award will vest over approximately four years, subject to a one-year vesting cliff (meaning none of the RSU Award will vest for approximately one year as measured from the date of grant of the RSU Award) and will generally vest quarterly thereafter, subject to your continuing to be an Employee as of each vesting date.
b.     Stock Options: Subject to approval by the Board and upon execution of the Company’s Option Grant Notice, the Company will recommend that you be granted an option to purchase a grant-date value of $1,250,000 (“Options”) of the Company’s Class A Common Stock, with an exercise price set at NerdWallet’s share price on the date of grant (“Stock Options”) Stock Options will vest 25% after one year and in equal 1/48th monthly installments thereafter, subject to your continued employment with the Company.
c.     The RSU and stock option grants shall be subject to the terms and conditions of the Company’s Equity Incentive Plan and applicable awards agreements, including vesting requirements. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment. Annual equity awards are generally reviewed annually and subject to adjustment.
Additional New Hire Equity Award
Subject to approval by the Board, in addition to the aforementioned equity, you will be provided an additional new-hire equity award with a target value of $3,500,000. Key terms will mirror the annual equity grant, with value split between RSUs and stock options that vest over four years.
Executive Bonus for 2025
Subject to approval by the Board, you will have a 2025 target annual bonus opportunity equal to 70% of your base salary, subject to the terms of the Executive Bonus Plan. Participation and any payment under the Executive Bonus Plan’s terms and conditions. For illustrative purposes only, a working draft of the proposed Executive Bonus Plan is attached.
Funding of the bonus will be based on performance metrics / goals approved by our Compensation Committee (generally in Q1 of each year) and it is anticipated that these will align with the metrics / goals used for other NerdWallet senior executives participating in the Executive Bonus Program.
Your target bonus opportunity will not be prorated for 2025, despite a start date that follows January 1, and will equal $350,000 (i.e., $500,000.00 salary x 70% target bonus). The amount of the bonus that is earned will be determined after the end of 2025, with payment made as soon as administratively feasible after the Q1 2026 Compensation Committee meeting.

Terms of Employment
As a Company employee, you will be expected to abide by Company rules and policies (including but not limited to the Company’s Employee Handbook), as adopted or modified by the Company from time to time. As a condition of employment, you must sign and comply with the attached Confidential Information, Inventions Assignment and Arbitration Agreement which prohibit unauthorized use or disclosure of the Company’s proprietary information, among other obligations. At time of hire, you will also be required to sign onboarding documents, including but not limited to an SEC Attestation and Power of Attorney, copies of which are attached for advance review.
At-Will Employment
Your employment with the Company is for no specified period and constitutes at-will employment, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.
As a Company employee, you are required to abide by Company rules and regulations by acknowledging in writing that you have reviewed the Company’s Employee Handbook.
Proprietary Information
You will also be required to sign the Company’s standard Confidential Information and Invention Assignment Agreement, a copy of which you received simultaneously with this offer letter.
Arbitration
The Company believes that arbitration offers a rapid and economical resolution of disputes that may arise in connection with your employment with the Company, and upon hire, you will be asked to sign an Arbitration Agreement wherein you and the Company agree that any and all controversies, claims, or disputes with anyone (including the Company, its affiliated entities, parents, and/or subsidiaries, and any employee, officer, director, shareholder, or benefit plan of the Company, in their capacity as such or otherwise), arising out of, relating to, or resulting from your employment with the Company or the termination of your employment with the Company shall be subject to binding arbitration per the terms of the Arbitration Agreement, to be assigned in Workday immediately upon hire.
Terms & Modifications
This letter, together with your Confidential Information and Invention Assignment Agreement and the Change in Control Agreement, form the complete and exclusive statement of your employment agreement with the Company. It supersedes any other agreements or promises made to you by anyone, whether oral or written. Changes in your employment terms, other than those changes expressly reserved to the Company’s discretion in this letter, require a written modification signed by an officer of the Company. If any provision of this offer letter agreement is determined to be invalid or unenforceable, in whole or in part, this determination shall not affect any other provision of this offer letter agreement and the provision in question shall be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible under applicable law. This letter may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions

Act or other applicable law) or other transmission method and shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.
Deadline to Sign and Accept this Offer: To indicate your acceptance of the Company's offer, please sign and date this letter in the space provided below and return it to me by January 24, 2025. This letter, along with the Employee Handbook, sets forth the terms of your employment with the Company and supersedes any prior representations or agreements, whether written or verbal. This letter may not be modified or amended except by written agreement, signed by duly authorized officer of the Company and by you.
This offer will expire on January 24, 2025.
We look forward to your favorable reply and to a productive and enjoyable work relationship.
Sincerely,

/s/ Lynee Luque
Lynee Luque
Chief People Officer

I accept the terms of my employment with NerdWallet, Inc. as set forth herein. I understand that this offer letter does not constitute a contract of employment for any specified period of time, and that either party may terminate my employment relationship at any time with or without notice.

/s/ Jun Hyung Lee	1/21/2025
Jun Hyung Lee	Date

[***]

Attachments:
Confidential Information & Invention Assignment Agreement
Change in Control Agreement